CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated December 19, 2010, accompanying the consolidated financial statements of Good Times Restaurants, Inc., also incorporated by reference in the Form S-8 Registration Statements with registration numbers 333-60813, 333-98407, and 333-125150 and Form S-3 Registration Statement 333-122890 of Good Times Restaurants, Inc., and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Registration Statements.

/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP

Denver, Colorado

December 19, 2010